EXHIBIT 23.4

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933 provides that in case any part of a registration statement, when such part became effective, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, an accountant who has with his consent been named as having certified any part of the registration statement, or as having prepared any report which is used in connection with the registration statement.

     On April 17, 2002, Avnet, Inc., a New York corporation (“Avnet”), dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent auditors. After reasonable efforts, Avnet has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference, into this registration statement on Form S-8, of Arthur Andersen’s audit report with respect to Avnet’s financial statements as of June 29, 2001 and for the year ended June 29, 2001, included in Avnet’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003.

     Under these circumstances, Rule 437a under the Securities Act of 1933 permits Avnet to file this Form S-8 without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.

17